PRESS RELEASE
                                  =============



PATAPSCO BANCORP, INC.
For further information contact Michael J. Dee, President,  410-285-9313



                          PATAPSCO BANCORP, INC. RAISES
                         CASH DIVIDEND FOR COMMON STOCK

         Baltimore, Md. December 20, 2006- Patapsco Bancorp, Inc. (OTC, Electronic Bulletin Board: PATD), announced that its Board of Directors declared a cash dividend, for shareholders of Patapsco Bancorp, Inc.'s common stock, in the amount of $.07 per share payable on or about January 26, 2007 to stockholders of record at the close of business on January 5, 2007. This represents an increase of $0.0075 per share or 12.0% over the quarterly dividend paid on October 27, 2006.

         Michael J. Dee, President of the Company, stated that this represents the thirty eighth consecutive quarterly dividend paid on Patapsco's common stock.

          Patapsco's Board of Directors determined that the payment of the dividend was appropriate in light of the Company's sound financial condition and the results of its operations. It was noted that while the Board of Directors has declared this dividend, the future payment of dividends is dependent upon the Company's financial condition, earnings, equity structure, capital needs, regulatory requirements and economic conditions.

         Patapsco Bancorp, Inc. is the holding company for The Patapsco Bank, which conducts business through its banking offices in Baltimore City and Baltimore County, Maryland.